Exhibit 99.1

TRANSFER AGREEMENT

This Transfer Agreement made this 13th day of October, 2023, between Jay Jackson, Todd Sean McNealy, Kevin Scott Kirby, and Matthew A. Ganovsky (each a “Transferor” and together the Transferors) and East Sponsor, LLC, a limited liability company existing under the laws of the State of Delaware (“Transferee” and together with the Transferors, each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, each Transferor is the record owner of 13,293,750 shares of Abacus Life, Inc. (the “Company”); and

WHEREAS, each Transferor received his shares in the Company as a result of the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 30, 2022, as amended on October 14, 2022 and April 20, 2023, by and among the Company (formerly known as East Resources Acquisition Company), LMA Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Abacus Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Longevity Market Assets, LLC, a Florida limited liability company, and Abacus Settlements, LLC, a Florida limited liability company (the “Merger Agreement”); and

WHEREAS, each Transferor and the Transferee agree that the ultimate allocation of shares under the Merger Agreement did not conform to the intended allocation agreed on between the parties to the Merger Agreement; and

WHEREAS, each Transferor is willing to transfer to Transferee 700,500 shares of common stock of the Company (“Transfer Shares”) in order to reflect the intended allocation of shares following the closing of the transactions contemplated by the Merger Agreement; and

WHEREAS, the independent directors of the Company have considered and duly approved the proposed transfer of the Transfer Shares as contemplated herein.

IT IS THEREFORE AGREED:

1. Transferor’s Representations and Warranties. Each Transferor, severally and not jointly, represents and warrants to the Transferee as follows:

a)

Title to Transfer Shares. The Transferor is the owner, free and clear of any encumbrances of the Transfer Shares owned by him and is not subject to any chattel mortgage, pledge, lien, encumbrance, security interest or charge.

b)

Authority. The Transferor has the power and authority to execute, deliver and perform this Agreement. This Agreement is the legal, valid and binding obligation of the Transferor enforceable in accordance with its terms.

2. Transfer. In exchange for the mutual understandings reflected herein, each Transferor hereby sells, transfers, assigns, conveys and delivers to Transferee, and Transferee hereby accepts from the Transferor, free and clear of all encumbrances, the Transfer Shares owned by him.

3. Covenant of Further Assurances. The Parties covenant and agree that, from and after the execution and delivery of this Agreement, they shall, from time to time, execute, deliver and file any and all documents and instruments as are reasonably necessary or requested by the other Party to implement the terms of this Agreement.

4. Entire Agreement. This Agreement represents the final agreement between the Parties with respect to its subject matter, and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. There are no oral agreements between the Parties with respect to the subject matter of this Agreement.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed within such state without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSFERORS:

/s/ Jay Jackson
Jay Jackson

/s/ Todd Sean McNealy
Todd Sean McNealy

/s/ Matthew A. Ganovsky
Matthew A. Ganovsky

/s/ Kevin Scott Kirby
Kevin Scott Kirby

TRANSFEREE:

EAST SPONSOR, LLC

/s/ John P. Sieminski
By: John P. Sieminski
Its: Secretary

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